EXHIBIT 99.1

UNICORP ANNOUNCES IT EXPECTS TO MORE THAN TRIPLE ITS GROSS PROFIT IN 2007 VERSUS 2006 AND TO BE PROFITABLE FROM OPERATIONS DURING Q1 2007

HOUSTON, TEXAS - December 6, 2006 - Unicorp, Inc. (OTCBB: UCPI) announced today it expects to triple its gross profit in fiscal 2007 to approximately $3,000,000 versus 2006 of approximately $760,000 and to be profitable from operations during the first quarter of 2007, excluding non-cash charges.

Unicorp has evaluated its current production and prospects in inventory, of which several are in various phases of drilling operations, and believes that a 300% increase in gross profit is very attainable. This guidance updates the previous guidance announced on November 8, 2006.

“2006 has been a record year where we believe we have laid a solid foundation to build on as we move into 2007,” stated Kevan Casey, CEO of Unicorp. “2007 is also expected to be another record year of growth and we are very excited about the opportunities that we currently have and expect them to contribute significantly in the coming year.”

About Unicorp

Unicorp, Inc is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas. Its focus is on aggressively acquiring working interests in crude oil and natural gas properties with the intent of exploration and development or by enhancing production through the use of modern development techniques such as horizontal drilling, satellite technology and 3-D seismic. The company’s goal is to achieve a high return on its investment by limiting its up-front acquisition costs, by quickly developing its acquisitions and by practicing a sound and smart approach to oil and gas exploration and development.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to successfully acquire oil and gas properties and drill commercial wells. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Unicorp’s future business and financial results, refer to Unicorp’s Annual Report on Form 10-KSB for the year ended December 31, 2005 and Form 10-QSB for the quarter ended September 30, 2006. Unicorp undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Carl A. Chase
Phone: (713) 402-6717, or
Investors@unicorpinc.net